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                    [LETTERHEAD OF RICHARDS LAYTON & FINGER]




                                January 14, 2002





PSNH Funding LLC 2
1000 Elm Street
P.O. Box 330
Manchester, New Hampshire 03105-0330

          Re:  PSNH Funding LLC 2
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Ladies and Gentlemen:

          We have acted as special Delaware counsel for PSNH Funding LLC 2, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

          (a) The Certificate of Formation of the Company, dated December 10, 2001 (the "LLC Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 10, 2001;

          (b) The Limited Liability Company Agreement of the Company, dated as of December 10, 2001, executed by the Public Service Company of New Hampshire ("Public Service"), as the sole member of the Company (the "LLC Agreement");

          (c) The form of Management Agreement, to be executed by each member of the Management Committee of the Company, including the Independent Directors;

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PSNH Funding LLC 2
January 14, 2002
Page 2

          (d) The Registration Statement on Form S-3, including a prospectus (the "Prospectus"), filed by the Company with the Securities and Exchange Commission (the "SEC") on December 28, 2001, as amended by Amendment No. 1 thereto filed by the Company with the SEC on January 7, 2002, as further amended by Amendment No. 2 thereto to be filed by the Company with the SEC on or about the date hereof (as amended, the "Registration Statement") ;

          (e) The form of the Indenture, to be executed by the Company and The Bank of New York, as trustee, to be attached as an exhibit to the Registration Statement pursuant to which the Notes are to be issued; and

          (f) A Certificate of Good Standing for the Company, dated January 14, 2002, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

          We have not reviewed any documents other than the documents listed above, which we believe are all the documents necessary or appropriate for us to have considered for purposes of rendering the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

          For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the Company, and that the LLC Agreement and the LLC Certificate have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization, due formation or due creation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization, formation or creation and the legal capacity of natural persons who are signatories to the documents examined by us, (iii) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (iv) except to the extent provided in paragraph 3 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

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PSNH Funding LLC 2
January 14, 2002
Page 3

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware.

          2.  Under the Delaware Limited Liability Company Act, 6 Del. C. (S)
                                                                  -------
18-101, et seq. (the "LLC Act") and the LLC Agreement, the Company has all
        -- ---
necessary limited liability company power and authority to execute and deliver the Indenture and issue the Notes, and to perform its obligations under the Indenture and the Notes.

          3. Under the LLC Act and the LLC Agreement, the execution and delivery by the Company of the Indenture and the Notes, and the performance by the Company of its obligations under the Indenture and the Notes, has been duly authorized by all necessary limited liability company action on the part of the Company.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          s/Richards, Layton & Finger

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